EXHIBIT 99.1

News Release

Verenium Appoints Simon Rich to Its Board of Directors

- Adds depth of operational experience from the energy sector -

CAMBRIDGE, Mass., March 12 /PRNewswire-FirstCall/ — Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today announced the appointment of Simon Rich to its Board of Directors. In addition, the Company announced that Mel Simon will be stepping down from his position on the Board, but will continue to serve as a scientific advisor to the Company.

“We are pleased that Simon has joined the Verenium Board, as his extensive operational experience in both the finance and energy industries will certainly benefit the Company as it enters a critical phase in advancing the development of next-generation biofuels,” said Carlos A. Riva, President and Chief Executive Officer at Verenium. “I’d also like to thank Mel Simon for many years of significant service to both Verenium and Diversa, and we look forward to his continued involvement with us on key scientific and educational initiatives.”

Mr. Rich spent more than 15 years with the Louis Dreyfus Group where he held various positions, beginning with Executive Vice President of Louis Dreyfus Energy; Chairman, Chief Executive Officer of Louis Dreyfus Natural Gas; and Chief Operating Officer and Managing Director of Duke-Louis Dreyfus, a joint venture between Duke Energy and Louis Dreyfus Group. He then went on to become President of Louis Dreyfus Holding Company. During Mr. Rich’s tenure with the Louis Dreyfus Group, he helped build the company into a major petroleum products distributor and oil refiner in the US and Europe. Mr. Rich then created Louis Dreyfus Natural Gas, which was taken public in 1993 on the New York Stock Exchange (NYSE) and merged with Dominion Resources in 2001 at a value of $2.4 billion. Mr. Rich also started EDF Trading, a joint company with Electricitie de France, an energy merchant in Europe with the responsibility for the economic dispatch of the French electric system.

Mr. Rich currently teaches Energy and the Environment, a course he developed, and other related classes at the Nicholas School of the Environment and Earth Sciences at Duke University, where he formerly chaired the board of visitors. His current affiliations include Chairman of the Environmental Defense Fund of North Carolina and Chairman for the Center for Environmental Farming Systems. Mr. Rich is a 1976 graduate of Duke University.

About Verenium

Verenium Corporation is a leader in the development and commercialization of next-generation cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the alternative fuels, specialty industrial processes, and animal nutrition and health markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of cellulosic feedstocks, including sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions.

Verenium operates one of the nation’s first cellulosic ethanol pilot plants, an R&D facility, in Jennings, Louisiana and expects to achieve mechanical completion of a 1.4 million gallon-per-year, demonstration-scale facility to produce cellulosic ethanol by the end of the first quarter of 2008. In addition, the Company’s process technology has been licensed by Tokyo-based Marubeni Corp. and Tsukishima Kikai Co., Ltd. and has been incorporated into BioEthanol Japan’s 1.4 million liter-per-year cellulosic ethanol plant in Osaka, Japan — the world’s first commercial-scale plant to produce cellulosic ethanol from wood construction waste. For more information, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to Verenium’s operations, capabilities, commercialization activities, target markets and cellulosic ethanol facilities, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s new and uncertain technologies, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward looking statements.

SOURCE Verenium Corporation - 03/12/2008

CONTACT:

Kelly Lindenboom, Vice President, Corporate Communications of Verenium Corporation,

+1-617-674-5335, kelly.lindenboom@verenium.com

Web site: http://www.verenium.com